POWER OF ATTORNEY

Each director and/or officer of The Laclede Group, Inc. whose signature appears below appoints D. H. Yaeger, M. D. Waltermire, M. C. Darrell and M. C. Kullman and each of them, severally, his or her true and lawful attorney-in-fact and agent to execute in his or her name, place and stead, in any and all capacities, a registration statement on Form S-3 and any and all amendments (including post-effective amendments) to such registration statement for the purpose of registering common stock and preferred share purchase rights to be issued pursuant to The Laclede Group’s Dividend Reinvestment and Stock Purchase Plan as authorized by the Company’s Board of Directors on July 31, 2008; and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes, as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or any of them may lawfully do or cause to be done by virtue hereof.

A copy hereof shall have the same force and effect as the original.

IN WITNESS WHEREOF, the undersigned have executed this instrument this 31st day of July 2008.

/s/Arnold W. Donald	/s/Brenda D. Newberry
Arnold W. Donald	Brenda D. Newberry

/s/Edward L. Glotzbach	/s/John P. Stupp, Jr.
Edward L. Glotzbach	John P. Stupp, Jr.

/s/Anthony V. Leness	/s/MaryAnn Van Lokeren
Anthony V. Leness	MaryAnn Van Lokeren
Title

/s/W. Stephen Maritz	/s/Douglas H. Yaeger
W. Stephen Maritz	Douglas H. Yaeger

/s/William E. Nasser	/s/Mark D. Waltermire
William E. Nasser	Mark D. Waltermire